Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$800,000,000

4.00% First and Refunding Mortgage Bonds,

Series 2017A, Due 2047

SUMMARY OF TERMS

Security:	4.00% First and Refunding Mortgage Bonds, Series 2017A, Due 2047 (the “Series 2017A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$800,000,000. Upon settlement, the Series 2017A Bonds will form part of the same series as, and will be fungible with, the Issuer’s outstanding $1,000,000,000 4.00% First and Refunding Mortgage Bonds, Series 2017A, Due 2047, issued on March 24, 2017 and reopened on September 8, 2017. The aggregate principal amount of this series of bonds will be $1,800,000,000.

Expected Ratings of Securities*:	A3 / A- / BBB+ (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	August 1, 2019

Settlement Date**:	August 6, 2019 (T + 3)

Maturity:	April 1, 2047

Benchmark US Treasury:	3.00% due February 15, 2049

Benchmark US Treasury Price:	111-06+

Benchmark US Treasury Yield:	2.464%

Spread to Benchmark US Treasury:	T + 130 bps

Reoffer Yield:	3.764%

Coupon:	4.00%

Coupon Payment Dates:	April 1 and October 1

First Coupon Payment Date:	October 1, 2019

Public Offering Price:	103.988% (plus $11,111,111.11 of accrued interest from and including April 1, 2019 to but excluding the Settlement Date)

Optional Redemption:

Callable at any time prior to October 1, 2046, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after October 1, 2046, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GG2 / US842400GG23

Joint Book-running Managers:	J.P. Morgan Securities LLC (“J.P. Morgan”) BofA Securities, Inc. (“BofA”) MUFG Securities Americas Inc. (“MUFG”) SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Co-managers:	Apto Partners, LLC C.L. King & Associates, Inc. CastleOak Securities, L.P. Drexel Hamilton, LLC Guzman & Company R. Seelaus & Co., LLC Siebert Cisneros Shank & Co., L.L.C. Tribal Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
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Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2017A Bonds on the Trade Date will be required, by virtue of the fact that the Series 2017A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, J.P. Morgan, BofA or MUFG can arrange to send you the prospectus if you request it by calling J.P. Morgan collect at 1-212-834-4533, BofA at toll-free at (800) 294-1322 or MUFG at 1-877-649-6848.